Exhibit 99.1

       Network Engines Reports Ninth Consecutive Quarter of Revenue Growth

    CANTON, Mass.--(BUSINESS WIRE)--Jan. 22, 2004--

      GAAP Net Loss for the Quarter of $2.1 Million Includes $3.6
          Million Non-Cash Intangible Asset Impairment Charge

    Network Engines, Inc. (NASDAQ: NENG), a leading development, manufacturing and distribution partner for storage and security software and network equipment providers, today reported fiscal first quarter 2004 results for the period ended December 31, 2003.
    Net revenues for the fiscal first quarter of 2004 increased 25 percent to $35.9 million, compared to $28.8 million reported in the fiscal fourth quarter of 2003. The Company reported a GAAP net loss of $2.1 million, or $0.06 per share, for the first quarter. These results include a non-cash intangible asset impairment charge of $3.6 million related to the recently announced amendment to the distribution agreement with EMC Corporation associated with the sale of EMC-approved host bus adapters (HBAs). The $2.1 million net loss for the first quarter of fiscal 2004 compared to net income of $1.1 million, or $0.03 per share, in the fiscal fourth quarter ended September 30, 2003. Net income in the fourth quarter of 2003 included the reversal of a restructuring accrual of approximately $377,000 and the reversal of $175,000 for an estimated legal liability.
    "We are pleased with our revenue growth, which exceeded our previous revenue guidance resulting in our ninth consecutive quarter of revenue growth. Excluding the impairment charge, our operations also continued to improve quarter over quarter," said John Curtis, President and Chief Executive Officer of Network Engines. "We have continued to make progress in the execution of our growth strategy, which includes expanding our existing and new OEM Appliance relationships and developing and distributing server appliances with our ISV partners."

    First Quarter Financial Performance Highlights

    -- Net revenues increased 25 percent from the prior quarter to $35.9 million in the quarter. Sales of OEM appliances to EMC Corporation were 47 percent of total net revenues in the fiscal first quarter, compared to 42 percent in the fiscal fourth quarter of 2003.

    -- Gross profit was 19.7 percent compared to 20.0 percent in the fiscal fourth quarter of 2003.

    -- Operating expenses were $9.2 million, including the $3.6 million non-cash intangible asset impairment charge. The first quarter operating expenses compared with $4.8 million of operating expenses in the fiscal fourth quarter of 2003, which included the aforementioned $552,000 expense reversals.

    -- Net loss was $2.1 million, or $0.06 per share, and includes the aforementioned $3.6 million non-cash intangible asset impairment charge. These results compared to net income of $1.1 million, or $0.03 per share in the fourth quarter of fiscal 2003, which included $552,000 of expense reversals.

    -- Cash and cash equivalents totaled $35.1 million at the close of the quarter, compared to $36.8 million at the close of the fiscal fourth quarter of 2003.

    OEM Appliance Operations

    Revenues from the OEM Appliance business increased 42 percent to $19.9 million, compared with $14.0 million in the fiscal fourth quarter. During the quarter, the Company continued to realize strong growth with its largest OEM partner, EMC Corporation, while revenue from other OEM Appliance customers increased by 66 percent to $3.2 million in the fiscal first quarter of 2004.

    Distribution Operations

    Revenues from our Distribution operations increased 7 percent to $15.9 million during the fiscal first quarter of 2004 from $14.8 million in the prior quarter. Substantially all of the revenue was from the traditional TidalWire distribution business consisting of the sale of third-party data storage networking components. Recent events included:

    -- The Company announced on December 10, 2003 that effective January 1, 2004, Network Engines' distribution agreement with EMC Corporation for the sale of EMC-approved HBAs was amended resulting in increased costs associated with that business. In the first quarter, the sale of EMC-approved HBAs accounted for 30 percent of total revenues and 67 percent of Distribution operations revenues.

    -- In December, the Company announced its first firewall appliance for Microsoft Exchange based on the Microsoft
        Internet Security and Acceleration (ISA) Server. The appliance will be sold through the Company's Distribution operation as a Network Engines branded product and is expected to be generally available in March.

    "The EMC-approved HBA distribution business continues to be a strategic asset, enabling us to maintain and enhance our relationships with our value added reseller and system integrator channel customers. In the coming quarters, we expect to leverage these channel relationships as we bring new server appliances to market. While the amendment to the EMC distribution agreement will lower our gross profit percentages in the near term, I expect that the impact of this amendment will become less significant if we can successfully execute our strategy of selling higher-margin server appliances through our distribution channels," continued Curtis.

    Business Outlook

    Based on current forecasts from certain partners, the expected impact of the amended EMC HBA distribution agreement and historical and seasonal trends, the Company currently anticipates the following results for its fiscal second quarter ending March 31, 2004:

    --  Net revenues in the range of $30 million to $34 million.

    --  OEM Appliance revenues between $19 million and $21 million.

    -- Distribution revenues in the range of $11 million to $13 million.

    --  Gross profit in the range of 16 percent to 18 percent.

    --  Operating expenses between $5.5 million and $5.8 million.

    -- Net income (loss) on a GAAP basis between a net loss of $(200,000) to net income of $300,000.

    --  Cash position between $33 million and $35 million.

    "In the storage industry, the March quarter is typically the weakest quarter of the calendar year. As a result, we expect revenues for the March quarter for both OEM Appliance and Distribution operations to be relatively flat to down," stated Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "The guidance range for distribution revenue is lower than the prior quarter because of expected seasonality plus an element of uncertainty as a result of the recently amended EMC HBA distribution contract. We will continue to focus on expense controls as one of our most important financial metrics, but in a manner consistent with the execution of our long-term growth strategy."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. ET to discuss the fiscal 2004 first quarter results for the period ended December 31, 2003. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

    About Network Engines

    Network Engines (NASDAQ: NENG) is a leading development, manufacturing and distribution partner for storage and security software and network equipment providers. The Company works with its software partners to develop, manufacture, and distribute server appliances for mission-critical storage and security networking applications. Network Engines' distribution operations offer a full complement of server appliances, related products and components to over 400 value-added resellers and systems integrators who provide storage and security networking solutions to the enterprise. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services, visit www.networkengines.com.

    Safe Harbor for Forward-Looking Statements

    Statements in this press release regarding Network Engines' future financial performance, including statements regarding future revenue, gross profit, operating expenses, net income (loss), and cash position, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2003 under the section "Factors That May Affect Future Operating Results," as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Network Engines, the Network Engines logo, TidalWire and the
TidalWire logo are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.



                        Network Engines, Inc.
           Condensed Consolidated Statements of Operations
                (in thousands, except per share data)
                             (unaudited)

                                         Three Months Ended
                               ---------------------------------------
                               December 31, September 30,December 31,
                                    2003         2003         2002
                               ---------------------------------------


Net revenues                        $35,851      $28,825       $5,988
Cost of revenues                     28,777       23,056        4,636
                               ---------------------------------------

  Gross profit                        7,074        5,769        1,352

Operating expenses:
  Research and development            1,229        1,307          794
  Selling and marketing               2,246        2,147          875
  General and administrative          1,721        1,233          983
  Stock compensation                    211          228          192
  Amortization of intangible
   assets                               203          254            -
  Impairment of intangible
   assets                             3,614            -            -
  Restructuring and other
   charges                                -         (377)         914
                               ---------------------------------------

    Total operating expenses          9,224        4,792        3,758

Income (loss) from operations        (2,150)         977       (2,406)
Other income                             78           92          227
                               ---------------------------------------

Net income (loss)                   $(2,072)      $1,069      $(2,179)
                               =======================================

Net income (loss) per share -
 basic                               $(0.06)       $0.03       $(0.07)
                               =======================================

Net income (loss) per share -
 diluted                             $(0.06)       $0.03       $(0.07)
                               =======================================

Shares used in computing basic
 net income (loss) per share         35,712       34,647       30,590

Shares used in computing
 diluted net income (loss) per
 share                               35,712       39,879       30,590



                        Network Engines, Inc.
                Condensed Consolidated Balance Sheets
                            (in thousands)

                                         December 31,   September 30,
                                              2003           2003
                                        ------------------------------

ASSETS

Current assets:

  Cash and cash equivalents                    $35,055        $36,788
  Restricted cash                                   47             47
  Accounts receivable, net                      16,876         13,948
  Inventories                                   17,507         14,937
  Other current assets                           1,822          1,946
                                        ------------------------------

    Total current assets                        71,307         67,666

Property and equipment, net                      1,690          1,849
Goodwill                                         7,786          7,786
Intangible assets                                  493          4,310
Other assets                                        84            121

                                        ------------------------------

    Total assets                               $81,360        $81,732
                                        ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable                            $14,164        $13,864
   Accrued liabilities                           2,806          2,763
   Current portion of accrued
    restructuring and other charges                148            218
   Deferred revenue                                857            603
                                        ------------------------------

    Total current liabilities                   17,975         17,448

Long-term portion of accrued
 restructuring and other charges                    30             60

Stockholders' equity:
  Common stock                                     390            382
  Treasury stock                                (2,838)        (2,838)
  Additional paid-in capital                   177,028        176,061
  Deferred stock compensation                     (205)          (433)
  Accumulated deficit                         (111,020)      (108,948)
                                        ------------------------------

    Total stockholders' equity                  63,355         64,224

                                        ------------------------------

      Total liabilities and
       stockholders' equity                    $81,360        $81,732
                                        ==============================


    CONTACT: Network Engines, Inc.
             Erica Smith, 781-332-1163
             erica.smith@networkengines.com